THIRD AMENDMENT
                      TO CREDIT AGREEMENT


       THIRD AMENDMENT, dated as of October 5, 1998 (this "Amendment"), to the Credit Agreement referred to below by and among CENTRAL VERMONT PUBLIC SERVICE CORPORATION, a Vermont corporation ("Borrower"), each of the lenders that is a signatory to the Credit Agreement or which, pursuant to
  Section 10.6 thereof shall become a "Lender" thereunder (the "Lenders"), FLEET NATIONAL BANK, as syndication agent (the "Syndication Agent"), and TORONTO DOMINION (TEXAS), INC., as agent for the Lenders hereunder (the "Agent"; Lenders, Syndication Agent and Agent are sometimes collectively referred to herein as the "Lending Group").

                          WITNESSETH

       WHEREAS, the Borrower and the Lending Group are parties to that certain Credit Agreement, dated as of November 5, 1997 (as heretofore amended, supplemented or otherwise modified, the "Credit Agreement"); and

       WHEREAS, the Borrower and the Lending Group have agreed to amend the Credit Agreement in the manner, and on the terms and conditions, provided for herein.

       NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Borrower and the Lending Group hereby agree as follows:

       1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement, as amended hereby (the "Amended Credit
  Agreement").

       2.     Amendments to the Credit Agreement.

       (a) Section 1.1 of the Credit Agreement is hereby amended as of the Amendment Effective Date (as hereinafter defined) by deleting in its entirety the definition of "Existing Letter of Credit Agreements" appearing therein and inserting in lieu thereof a new definition to read as follows:

       '"Existing Letter of Credit Agreements" shall mean (i) that certain Letter of Credit and Reimbursement Agreement dated as of November 1, 1994 between the Borrower and The Toronto-Dominion Bank, Houston Agency, as amended; (ii) that certain Amended and Restated Reimbursement Agreement, dated as of September 24, 1992 between the Borrower and The Toronto-Dominion Bank, Houston Agency, as amended; and (iii) that certain Reimbursement Agreement dated as of April 29, 1993 between East Barnet and The Toronto-Dominion Bank, Houston Agency, as amended."

       (b) Section 1.1 of the Credit Agreement is hereby further amended as of the Amendment Effective Date by deleting in its entirety the definition of "Loan Documents" appearing therein and inserting in lieu thereof a new definition to read as follows:

       '"Loan Documents" shall mean this Agreement, the Notes, the Loan Borrowing Certificates, the Fee Letter, the
  Security Agreement, the Mortgage, the Collateral Agency
  Agreement and any other document or agreement executed in connection herewith or contemplated hereby."

       (c) Section 1.1 of the Credit Agreement is hereby further amended as of the Amendment Effective Date by deleting in its entirety paragraph (f) of the definition of "Permitted Liens" appearing therein and inserting in lieu thereof a new paragraph (f) to read as follows:

       "(f) Liens granted in favor of the Collateral Agent pursuant to the Security Agreement and the Mortgage."

       (d) Section 1.1 of the Credit Agreement is hereby further amended as of the Amendment Effective Date by inserting in appropriate alphabetical order new definitions to read as follows:

       '"Collateral Agency Agreement" shall mean that certain
  Collateral Agency Agreement, dated as of October 5, 1998, among the Borrower, the Agent, The Toronto-Dominion Bank,
  Houston Agency, and the Collateral Agent.

       "Collateral Agent" shall mean Toronto Dominion (Texas),
  Inc., as collateral agent for the Secured Parties.

       "East Barnet" shall mean Central Vermont Service
  Corporation - East Barnet Hydroelectric, Inc., a wholly-owned Subsidiary of the Borrower.

       "Indenture" shall mean the Indenture, dated as of October 1, 1929, as amended, supplemented or otherwise modified from time to time, between the Borrower and the Indenture Trustee.

       "Indenture Trustee" shall mean State Street Bank and
  Trust Company, as successor trustee to The First National
  Bank of Boston, as successor trustee to Old Colony Trust
  Company, and its successors and assigns.

       "Mortgage" shall mean that certain Open-End Mortgage, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement, dated as of October 5, 1998, made by the Borrower in favor of the Collateral Agent.

       "Secured Obligations" shall mean all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by the Borrower or East Barnet to any Secured Party, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether evidenced by any note, agreement or other instrument, arising under the Transaction Documents. This term includes all principal, interest (including all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization, of the Borrower or East Barnet, whether or not allowed in such proceeding), Fees, charges, expenses, attorneys' fees and any sum chargeable to the Borrower or East Barnet under the Transaction Documents.

       "Secured Parties" shall mean the Collateral Agent, the Agent, the Syndication Agent, the Lenders, The Toronto-Dominion
Bank, Houston Agency, and their respective successors and assigns.

       "Security Agreement" shall mean that certain Security
  Agreement, dated as of October 5, 1998, between the Collateral Agent and the Borrower.

       "Transaction Documents" shall mean the Loan Documents, the Existing Letter of Credit Agreements and the Guaranty, dated April 29, 1993, made by the Borrower in favor of The
  Toronto-Dominion Bank, Houston Agency."

       (e) Article II of the Credit Agreement is hereby amended as of the Amendment Effective Date by inserting immediately following Section 2.9 thereof a new Section 2.9A to read as follows:

       "SECTION 2.9A Mandatory Prepayments. (a) If the Borrower issues First Mortgage Bonds at any time after October 5, 1998, no later than the Business Day following the date of receipt of the proceeds thereof, the Borrower shall prepay the Loans in an amount equal to all such proceeds, net of commissions and other reasonable costs paid in connection therewith. In addition, each Lender's Commitment shall be reduced permanently by an amount equal to its Commitment Percentage multiplied by the amount of such net proceeds.

       (b)  Any prepayments made by the Borrower pursuant to
  Section 2.9A(a) above shall be applied as follows: first, to Fees, reimbursable expenses of the Agent and any indemnity amounts to which any Secured Party is entitled then due and payable by the Borrower pursuant to any of the Loan Documents; second, to all interest then due and payable on any outstanding Loans; and third, to the principal balance of any outstanding Loans; provided that outstanding ABR Loans shall be prepaid in full prior to the prepayment of any outstanding Eurodollar Loans.

       (c)  Notwithstanding the foregoing provisions of this
  Section 2.9A, if at any time the mandatory prepayment of Loans required above would result in the Borrower incurring breakage costs under Section 2.15 as a result of Eurodollar Loans or Auction Advances being prepaid other than on the last day of an Interest Period applicable thereto (the "Affected Loans"), then the Borrower may in its sole discretion initially deposit a portion (up to 100%) of the amounts that otherwise would have been paid in respect of the Affected Loans with the Agent (which deposit, after giving effect to interest to be earned on such deposit prior to the last day of the relevant Interest Periods, must be equal in an amount to the amount of Affected Loans not immediately prepaid) to be held as security for the obligations of the Borrower hereunder pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Agent, with such cash collateral to be directly applied upon the first occurrence (or occurrences) thereafter of the last day of an Interest Period applicable to the relevant Loans that are Eurodollar Loans or Auction Advances (or such earlier date or dates as shall be requested by the Borrower), to repay an aggregate principal amount of such Loans equal to the Affected Loan not initially repaid pursuant to this sentence. Notwithstanding anything to the contrary contained in the immediately preceding sentence, all amounts deposited as cash collateral pursuant to the immediately preceding sentence shall be held for the sole benefit of the Lenders whose Loans would have been immediately repaid with the amounts deposited and upon the taking of any action by the Agent or the Lenders pursuant to the remedial provisions of Section 8.1, any amounts held as cash collateral pursuant to this Section 2.9A(c) shall, subject to the requirements of applicable law, be immediately applied to the relevant Loans. Following repayment of the relevant Loans, any remaining cash collateral will be returned to the Borrower."

       (f) Section 6.2 of the Credit Agreement is hereby amended as of the Amendment Effective Date by inserting at the end of Section 6.2 the following:

       "The Borrower shall deliver to the Collateral Agent endorsements to all of its (i) "All Risk", fire, casualty and other hazard insurance policies on its real and personal property naming the Collateral Agent as loss payee. All policies of insurance on real and personal property will contain an endorsement, in form and substance acceptable to the Collateral Agent, showing, subject to the rights of the Indenture Trustee, loss payable to the Collateral Agent (Form 438 BFU or equivalent). Such endorsement, or an independent instrument furnished to the Collateral Agent, will provide that the insurance companies will give the Collateral Agent at least 30 days' prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of the Borrower or any other Person shall affect the right of the Collateral Agent to recover under such policy or policies of insurance in case of loss or damage."

       (g) Article VI of the Credit Agreement is hereby amended as of the Amendment Effective Date by inserting immediately following Section 6.8 thereof a new Section 6.9 to read as follows:

       "SECTION 6.9 Additional Collateral. The Borrower shall promptly advise the Collateral Agent of any amendment, supplement or modification of the Indenture and shall provide the Collateral Agent with a copy of all agreements, instruments or other documents executed in connection therewith. With respect to any property, real, personal or mixed, in which the Borrower now has or hereafter acquires ownership rights and which becomes subject to the Lien in favor of the Indenture Trustee, the Borrower shall, upon the Collateral Agent's request, execute and deliver any and all such instruments and documents and take such actions as the Collateral Agent may deem desirable to obtain the full benefits of the Security Agreement and the Mortgage."

       (h) Section 8.1(d) of the Credit Agreement is hereby amended as of the Amendment Effective Date by inserting the text "or the other Loan Documents" after the word
  "Agreement" where it appears therein.

       (i) Section 10.1 of the Credit Agreement is hereby amended as of the Amendment Effective Date by deleting the text "or Majority Lenders" appearing in clause (ii) thereof.

       (j) Article X of the Credit Agreement is hereby amended as of the Amendment Effective Date by inserting immediately following Section 10.14 thereof a new Section
  10.15 and Section 10.16 to read as follows:

       "SECTION 10.15 Collateral Agency Agreement. Each Lender hereby authorizes the Agent to execute, deliver and perform the Collateral Agency Agreement for all purposes thereof, and, without limiting the foregoing, each Lender hereby acknowledges and agrees that (a) pursuant to the terms thereof the Agent shall, on behalf of the Lenders, appoint Toronto Dominion (Texas), Inc. as Collateral Agent for all purposes thereof, the Security Agreement and the Mortgage and (b) such Lender, to the extent set forth in the Collateral Agency Agreement, shall be bound and obligated (including with respect to indemnity obligations) by the terms thereof as if such Lender were directly a party thereto.

       SECTION 10.16 Mortgage Encumbering New York Real Property. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document (including, without limitation, the Mortgage), the parties agree as follows with respect to the Mortgage solely to the extent it encumbers real property and fixtures located in the State of New York (the "NY Real Property"):

       (a) The maximum aggregate principal amount of indebtedness that is, or under any contingency may be, secured by the NY Real Property pursuant to the Mortgage, either at execution or at any time thereafter (the "NY Secured Amount"), is $906,266.25, plus amounts that the Collateral Agent expends after a declaration of default under the Mortgage to the extent that any such amounts shall constitute payment of (i) taxes, charges or assessments that may be imposed by law upon any NY Real Property; (ii) premiums on insurance policies covering any NY Real Property; (iii) expenses incurred in upholding the lien of the Mortgage on the NY Real Property, including the expenses of any litigation to prosecute or defend the rights and lien created by the Mortgage on the NY Real Property; or (iv) any amount, cost or charge to which the Collateral Agent becomes subrogated, upon payment, whether under recognized principles of law or equity, or under express statutory authority; then, and in each such event, such amounts or costs, together with interest thereon, shall be added to the indebtedness secured by the Mortgage and shall be secured by, among other things, the NY Real Property pursuant to the Mortgage.

       (b) Pursuant to the terms of this Agreement and the Existing Letter of Credit Agreements, the amount of the Secured Obligations may increase and decrease from time to time as the Lenders make advances under this Agreement or drawings are made under the Letters of Credit (as defined in the Existing Letter of Credit Agreements), the Borrower repays, and the Lenders readvance sums on account of the Loans or additional drawings are made under the Letters of Credit, all in accordance with the terms of this Agreement or the Existing Letter of Credit Agreements, as the case may be. Solely for purposes of the NY Real Property, so long as the balance of the Loans and the Letter of Credit Obligations (as hereinafter defined) equals or exceeds the NY Secured Amount, the amount of the Loans and the Letter of Credit Obligations secured by the NY Real Property shall at all times equal only the NY Secured Amount, subject to and as more fully described in Section 10.16(a) hereof. Such NY Secured Amount represents only a portion of the first sums advanced by the Lenders with respect to the Loans and the first sums drawn under the Letters of Credit. For purposes of this Section 10.16, "Letter of Credit Obligations" shall mean all outstanding obligations incurred by The Toronto-Dominion Bank, Houston Agency, whether direct or indirect, contingent or otherwise, due or not due, with respect to any Letter of Credit.

       (c) The NY Secured Amount shall be reduced only by the last and final sums that the Borrower or East Barnet repays with respect to the Loans and the Letter of Credit Obligations and shall not be reduced by any intervening repayments of the Loans or the Letter of Credit Obligations by the Borrower or East Barnet. As of October 5, 1998, the total amount of the Loans and the Letter of Credit Obligations exceeds the NY Secured Amount, so that the NY Secured Amount represents only a portion of the Secured Obligations actually outstanding.

       (d) So long as the balance of the Loans and the Letter of Credit Obligations exceeds the NY Secured Amount, any payments and repayments of the Loans and the Letter of Credit Obligations by the Borrower or East Barnet shall not be deemed to be applied against, or to reduce, the portion of the Secured Obligations secured by the NY Real Property, as more fully described in Section 10.16(a) hereof. Such payments shall instead be deemed to reduce only such portion of the Secured Obligations as are secured by the Mortgage solely to the extent it encumbers real property and fixtures located outside the State of New York, which real property and fixtures secure the entire Secured Obligations."

       (k) Schedule 2 and Schedule 7 to the Credit Agreement are hereby amended as of the Amendment Effective Date by deleting such schedules in their entirety and inserting in lieu thereof new schedules in the forms attached hereto as Exhibit A and B, respectively.

       3.     Representations and Warranties.  To induce the
  Lending Group to enter into this Amendment, the Borrower hereby represents and warrants that:

       (a) The execution, delivery and performance by the Borrower of this Amendment, the amended notes referred to in
  Section 5(c) hereof (the "Amended Notes"), the Collateral Agency Agreement, the Security Agreement and the Mortgage, and the performance of the Amended Credit Agreement hereby have been duly authorized by all necessary corporate and shareholder action and (i) do not violate any Requirement of Law, (ii) do not breach or result in an event of default under, or otherwise violate the terms of, any indenture (including, without limitation, the Indenture) or material agreement to which the Borrower is a party or by which it or its property is bound, (iii) will not result in or require the creation of any Lien upon or with respect to any of its properties (other than as expressly contemplated by the Security Agreement and the Mortgage), and (iv) do not require any consent or approval of any creditor of the Borrower (including, without limitation, the Indenture Trustee and the holders of the First Mortgage Bonds).

       (b)  Each of this Amendment, the Amended Notes, the
  Security Agreement, the Mortgage and the Collateral Agency
  Agreement has been duly executed and delivered by the Borrower.

       (c) Each of this Amendment, the Amended Credit Agreement, the Amended Notes, the Security Agreement, the Mortgage and the Collateral Agency Agreement are legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, subject to (i) the effect of applicable bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting the enforcement of creditors' rights generally, and (ii) the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

  (d) No Governmental Approvals are required for the due execution, delivery and performance by the Borrower of this Amendment, the Amended Credit Agreement, the Amended Notes, the Security Agreement, the Mortgage or the Collateral Agency Agreement other than the approval or consent of the Vermont Public Service Board and the approval of or waiver by the Connecticut Department of Public Utility Control with respect to the granting by the Borrower of the Lien of the Security Agreement and the Mortgage.

       (e) There is no pending, or to the best of the Borrower's knowledge, threatened action or proceeding against the Borrower before any court, governmental agency or arbitrator, which if adversely determined, could reasonably be expected to materially adversely affect the financial condition or results of operations of the Borrower or that could otherwise materially adversely affect the Borrower's ability to perform its obligations under any of this Amendment, the Amended Credit Agreement, the Amended Notes, the Security Agreement, the Mortgage or the Collateral Agency Agreement other than as described in the Borrower's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and Form 10-Qs for the fiscal quarters ended March 31, 1998 and June 30, 1998.

       (f) No Default or Event of Default has occurred and is continuing, both before and after giving effect to the execution and delivery of this Amendment, the Amended Notes, the Security Agreement, the Mortgage and the Collateral Agency Agreement.

       4. No Other Amendments. Except as expressly amended herein, each of the Credit Agreement and the other Loan Documents shall be unmodified and shall continue to be in full force and effect in accordance with its terms.

       5. Effectiveness. This Amendment shall become effective as of the date (the "Amendment Effective Date") upon which the Agent confirms to the Borrower that each of the following conditions, in the judgment of the Agent, has been satisfied in full:

       (a) Amendment. The Agent shall have received four (4) original copies of this Amendment duly executed and delivered by the Borrower, the Agent, the Syndication Agent and the Lenders.

       (b) Security Documents. The Agent shall have received duly executed copies of the Security Agreement, the Mortgage, the Collateral Agency Agreement and all additional documents or instruments, including, without limitation, UCC-1 financing statements, necessary to provide the Collateral Agent with a duly perfected second priority security interest in all the properties and other assets that secure the First Mortgage Bonds. Additionally, the Agent shall have received evidence satisfactory to it and its counsel that all other actions necessary or, in the opinion of the Agent and its counsel, desirable to perfect and protect the security interest purported to be created by the Security Agreement and the Mortgage have been taken.

       (c) Notes. Each Lender shall have received an original Amended and Restated Revolving Loan Note and Amended and Restated Auction Note, payable to such Lender, duly executed by the Borrower, substantially in the form of
  Schedule 2 and Schedule 7, respectively, to the Amended Credit Agreement and duly completed in accordance with the Amended Credit Agreement.

       (d) Legal Opinions. The Agent shall have received such legal opinions addressed to each of the Secured Creditors and other certificates as the Agent may reasonably request relating to this Amendment, the Amended Credit Agreement, the Collateral Agency Agreement, the Security Agreement and the Mortgage, including, without limitation, legal opinions, in form and substance, and from counsel, reasonably acceptable to the Agent and its counsel, to the effect that the execution and delivery by the Borrower of this Amendment, the Collateral Agency Agreement, the Security Agreement and the Mortgage, and the performance by the Borrower of its obligations thereunder, under the Amended Credit Agreement and under the Existing Letter of Credit Agreements, do not contravene any provision of the Indenture.

       (e) Approval. The Agent shall have received evidence satisfactory to it and its counsel that the Borrower has received the approval or consent of the Vermont Public Service Board and the approval of or waiver by any other state regulatory body with jurisdiction, in each case required for (x) (A) the 0.25% increase in the ABR and the Applicable Margin and (B) the extensions of the Maturity Date, in each case effected by the Second Amendment to Credit Agreement, dated as of June 2, 1998, among the Borrower and the Lending Group, and (y) the grant of the security interest to the Collateral Agent pursuant to the Security Agreement and the Mortgage in all the properties and other assets of the Borrower that secure the First Mortgage Bonds.

       (f)  Representations and Warranties.  All
  representations and warranties of the Borrower in this Amendment and all the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date hereof and on and as of the date that the other conditions precedent in this Section 5 have been satisfied.

       6.     GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED
  BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE
  OF NEW YORK.

       7. Counterparts. This Amendment may be executed by the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

                  (SIGNATURE PAGE FOLLOWS)

       IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.


  Borrower:

  CENTRAL VERMONT PUBLIC SERVICE CORPORATION

  By:  /s/  Francis J. Boyle
  Name:  Francis J. Boyle
  Title:  Senior Vice President, Chief Financial
  Officer and Treasurer


  Agent:

  TORONTO DOMINION (TEXAS), INC.

  By:  /s/  Kimberly Burleson
  Name:  Kimberly Burleson
  Title:  Vice President


  Lenders:


  TORONTO DOMINION (NEW YORK), INC.

  By:  /s/  Debbie A. Greene
  Name:  Debbie A. Greene
  Title:  Vice President

  BANKBOSTON, N.A.

  By:  /s/  Virginia Ryan
  Name:  Virginia Ryan
  Title:  Vice President

  FLEET NATIONAL BANK

  By:  /s/  Robert D. Lanigan
  Name:  Robert D. Lanigan
  Title:  Senior Vice President

  CITIZENS BANK NEW HAMPSHIRE

  By:  /s/  Vernon T. Studer
  Name:  Vernon T. Studer
  Title:  Vice President